Exhibit 10.5

The Fourth Amended and Restated Agreement of Exclusive

Equity Transfer Option Agreement

This Fourth Amended and Restated Agreement of Exclusive Equity Transfer Option Agreement (hereinafter referred to as “this Agreement”) is entered into by the following parties on June 20, 2019:

1.	Lai Jinnan, citizen of the People’s Republic of China (PRC);

2.	Ding Ning, PRC citizen;

3.	Zhuhai Dayin Ruoxi Enterprise Management Center (LLP);

Registered address: 2/F, No. 76, Santang Village, Hengqin New Area, Zhuhai City

(The aforesaid parties are individually and collectively referred to as “Existing Shareholders” herein)

4.	Beijing Hongyi Yichuang Information Technology Co., Ltd. (hereinafter referred to as “WFOE”)

Registered address: Rooms 1501, 1502 and 1503, 15/F, Building 2, No. 26 Chengtong Street, Shijingshan District, Beijing City;

5.	Guangzhou Lizhi Network Technology Co., Ltd. (hereinafter referred to as “Domestic-funded Company”)

Registered address: Self-numbered 3-07A, No. 309 Huangpu Avenue Middle, Tianhe District, Guangzhou City.

(In this Agreement, the aforesaid parties may be individually referred to as a “Party” and collectively referred to as the “Parties”.)

Whereas:

(1)

As of the date of the signing of this Agreement, the shareholder structure of and their respective shareholdings in the Domestic-funded Company are set out in Annex I. Given the change of the equity structure of the Domestic-funded Company, to continue to realize the rights and interests under the Amended and Restated Agreement of Exclusive Equity Transfer Option Agreement, the Second Amended and Restated Agreement of Exclusive Equity Transfer Option Agreement and the Third Amended and Restated Agreement of Exclusive Equity Transfer Option Agreement (hereinafter referred to as “Original Equity Transfer Option Agreements”) entered into by the WFOE and shareholders of the Domestic-funded Company on 3 December 2014, 9 June 2017 and 7 August 2017, respectively, the Parties agree to amend and restate the Original Equity Transfer Option Agreements, and such amended and restated agreement, i.e. this Agreement, shall, upon signing, supersede any other legal documents signed by the Parties for the exclusive equity transfer option of the Domestic-funded Company, including but not limited to the Original Equity Transfer Option Agreements.

(2)

The Existing Shareholders shall, according to this Agreement, jointly grant the WFOE an exclusive irrevocable equity transfer option (hereinafter referred to as “Equity Transfer Option”), pursuant to which, to the extent permitted by the PRC laws, the Existing Shareholders intend to transfer all their respective equity in the Domestic-funded Company to the WFOE and/or any other entity or individual designated by it and the WFOE intends to accept such transfer. The Existing Shareholders shall, as required by the WFOE, transfer the option equity (as defined hereunder) to the WFOE and/or any other entity or individual designated by it according to this Agreement.

Therefore, the Parties, upon negotiation, decide to amend and restate the Original Equity Transfer Option Agreements as follows:

Article 1 Definition

1.1	Save as otherwise interpreted pursuant to the context, the following terms shall have the following meanings herein:

“Business Permits”:	shall mean any approvals, permits, filings and registrations, etc. which the Domestic-funded Company is required to have for lawfully and validly operating its Internet information service and all other businesses, including but not limited to Business License, Operating Permit for Value-added Telecommunications Business, Operating Permit for Network Culture Business, Operating Permit for Radio and TV Program Production and Business and other relevant permits and licenses as required by the then effective PRC laws.

“Defaulting Party”:	shall have the meaning prescribed to such term in Article 10.1 hereof.

“Breach of this Agreement”:	shall have the meaning prescribed to such term in Article 10.1 hereof.

“Exercise Notice”:	shall have the meaning prescribed to such term in Article 3.5 hereof.

“Registered Capital of the Domestic-funded Company”:	shall, on the date of signing of this Agreement, mean the registered capital of the Domestic-funded Company of RMB50,000,000, and also include the expanded registered capital formed by any capital increase during the validity period of this Agreement.

“Assets of the Domestic-funded Company”:	shall mean all the tangible and intangible assets which the Domestic-funded Company owns or has the right to use during the validity period of this Agreement, including but not limited to any immovable and movable assets, as well as intellectual properties such as trademarks, copyrights, patents, know-how, domain names and software use rights.

“Material Agreement”:	shall mean any agreement to which the Domestic-funded Company is a party and which has a material impact on the business or assets of the Domestic-funded Company, including but not limited to the Second Amended and Restated Agreement of Business Operation Agreement and the Amended and Restated Agreement of Exclusive Technical Consulting and Management Service Agreement signed by the Domestic-funded Company and the WFOE, and other agreements regarding the business of the Domestic-funded Company.

“Observant Party”:	shall have the meaning prescribed to such term in Article 10.1 hereof.

“Option Equity”:	shall mean, in respect of each of the Existing Shareholders, all the equity held by him in the Registered Capital of the Domestic-funded Company respectively; in respect of all the Existing Shareholders, the equity covering 100% of the Registered Capital of the Domestic-funded Company.

“PRC Law”:	shall mean the then effective laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory documents of the People’s Republic of China.

“Such Rights”:	shall have the meaning prescribed to such term in Article 11.5 hereof.

“Upper Limit of Shareholding”:	shall have the meaning prescribed to such term in Article 3.2 hereof.

“Transferred Equity”:	shall mean the equity in the Domestic-funded Company which the WFOE has the right to request any one or two of the Existing Shareholders to transfer to it or its designated entity or individual in accordance with Article 3.2 hereof when the WFOE exercises its Equity Transfer Option (hereinafter referred to as “Exercise of Option”), the quantity of which may be all or part of the Option Equity and the specific amount of which shall be determined by the WFOE at its sole discretion in accordance with the then effective PRC Law and based on its commercial consideration.

“Transfer Price”:	shall mean all the consideration that the WFOE or its designated entity or individual is required to pay to the Existing Shareholders in order to obtain the Transferred Equity upon each Exercise of Option according to Article 4 hereof.

1.2	The references to any PRC Law herein shall be deemed:

(1)

simultaneously to include the references to the amendments, changes, supplements and re-enactment of such PRC Law, irrespective of whether they take effect before or after the signing of this Agreement; and

(2)	simultaneously to include the references to other decisions, notices and regulations enacted in accordance therewith or effective as a result thereof.

1.3	Except as otherwise stated in the context herein, all references to an article, clause, item or paragraph herein shall refer to the corresponding part of this Agreement.

Article 2 Grant of Equity Transfer Option

2.1

The Existing Shareholders hereby severally and jointly agree to grant the WFOE an irrevocable, unconditional and exclusive Equity Transfer Option. Pursuant to such Equity Transfer Option, the WFOE is entitled to, to the extent permitted by the PRC Law, request the Existing Shareholders to transfer the Option Equity to the WFOE or its designated entity or individual according to the method specified in this Agreement. The WFOE also agrees to accept such Equity Transfer Option.

2.2	The Domestic-funded Company hereby agrees that the Existing Shareholders grant such Equity Transfer Option to the WFOE according to Article 2.1 above and other provisions of this Agreement.

Article 3 Method of Exercise of Option

3.1	The WFOE shall have the absolute sole discretion to determine the specific time, method and times of its Exercise of Option to the extent permitted by the PRC Law.

3.2

If the WFOE and/or any other entity or individual designated by it is allowed to hold all the equities of the Domestic-funded Company under the then effective PRC Law, the WFOE shall have the right to choose to exercise all of its Equity Transfer Options at one time, and the WFOE and/or any other entity or individual designated by it shall acquire all the Equity Transfer Options from Existing Shareholders at one time; if the WFOE and/or any other entity or individual designated by it is allowed to hold only partial equities of the Domestic-funded Company under the then effective PRC Law, the WFOE shall have the right to determine the amount of the Transferred Equity within the upper limit of shareholding (hereinafter referred to as the “Upper Limit of Shareholding”) stipulated by the then effective PRC Law, and the WFOE and/or any other entity or individual designated by it shall acquire the determined Transferred Equity from the Existing Shareholders. In the latter case, the WFOE shall have the right to exercise its Equity Transfer Option step by step, in accordance with the gradual liberalization of the Upper Limit of Shareholding permitted by the PRC Law, until all options are finally obtained.

3.3

At each Exercise of Option, the WFOE shall have the right to arbitrarily determine the amount of the Transferred Equity which shall be transferred by the Existing Shareholders to the WFOE and/or any other entity or individual designated by it. The Existing Shareholders shall respectively transfer the Transferred Equity to the WFOE and/or any other entity or individual designated by it in the amount requested by the WFOE. The WFOE and/or any other entity or individual designated by it shall pay the Transfer Price with respect to the Transferred Equity acquired at each Exercise of Option to the Existing Shareholders transferring such Transferred Equity.

3.4	At each Exercise of Option, the WFOE may acquire the Transferred Equity or designate any third party to acquire all or part of the Transferred Equity.

3.5

Having decided each Exercise of Option, the WFOE shall issue to the Existing Shareholders a notice for exercising the Equity Transfer Option (hereinafter referred to as “Exercise Notice”, the form of which is set out in Annex II hereto). The Existing Shareholders shall, upon receipt of the Exercise Notice, forthwith make a one-time transfer of all the Transferred Equity in accordance with the Exercise Notice to the WFOE and/or any other entity or individual designated by it in such method as described in Article 3.3 hereof.

3.6	The Existing Shareholders hereby and jointly promise and guarantee that once the WFOE issues an Exercise Notice:

(1)

it shall promptly convene a shareholders’ meeting, pass shareholders’ resolutions and take all other necessary actions to approve the Company to transfer all the Transferred Equity at the Transfer Price to the WFOE and/or any other entity or individual designated by it;

(2)

it shall promptly enter into an equity transfer agreement with the WFOE and/or any other equity or individual designated by it to transfer all the Transferred Equity at the Transfer Price to the WFOE and/or any other entity or individual designated by it; and

(3)

it shall provide necessary support to the WFOE (including provision and execution of all relevant legal documents, e.g. the power of attorney in the form set out in Annex III, performance of all government approval and registration procedures and assumption of all relevant obligations) in accordance with the WFOE’s requirements and laws and regulations, so that the WFOE and/or any other entity or individual designated by it may acquire all the Transferred Equity without legal defects.

Article 4 Transfer Price

At each Exercise of Option, the Transfer Price paid by the WFOE or the entity or individual designated by it to the Existing Shareholders shall be amount of the registered capital of the Domestic-funded Company at that time multiplied by the proportion of the Transferred Equity in the total equity of the Domestic-funded Company, or the price otherwise agreed in writing by the Parties. In case of any compulsory provisions of the then effective PRC Law on the Transfer Price, the WFOE or the entity or individual designated by it shall have the right to set the lowest price permitted by the PRC Law as the Transfer Price.

Article 5 Representations and Warranties

5.1	The Existing Shareholders hereby severally represent and warrant that:

5.1.1

The Existing Shareholders are Chinese citizens with full capacity or partnerships duly incorporated and validly subsisting under the PRC Law. They have complete and independent legal status and legal capacity to execute, deliver and perform this Agreement and may act as the subject of litigation independently.

5.1.2

They have the full power and authority to sign and deliver this Agreement and all other documents relating to the transaction specified herein and to be signed by them. They have the full power and authority to complete the transaction specified herein.

5.1.3

This Agreement is legally and duly signed and delivered by the Existing Shareholders. This Agreement shall constitute their legal and binding obligations and may be enforceable against them in accordance with the terms of this Agreement.

5.1.4

The Existing Shareholders are the registered legitimate owners of the Option Equity as of the effective date of this Agreement, and except for the rights set under this Agreement and The Third Amended and Restated Agreement of Equity Pledge Agreement, the Option Equity is free from and clear of any lien, pledge, claim and other real rights for security.

5.2	The Domestic-funded Company hereby represents and warrants that:

5.2.1

The Domestic-funded Company is a limited liability company duly incorporated and validly subsisting under the PRC Law with an independent legal personality. The Domestic-funded Company has the complete and independent legal status and legal capacity to sign, deliver and perform this Agreement and may act as the subject of litigation independently.

5.2.2

The Domestic-funded Company has the full internal corporate power and authority to sign and deliver this Agreement and all other documents relating to the transaction specified herein and to be signed by it. It has the full power and authority to complete the transaction specified herein.

5.2.3	This Agreement is legally and duly signed and delivered by the Domestic-funded Company. This Agreement shall constitute the legal and binding obligation against it.

5.2.4

The Existing Shareholders are all registered legitimate shareholders of the Domestic-funded Company at the time of conclusion of this Agreement. Pursuant to this Agreement, the WFOE and/or any other entity or individual designated by it may, after the Exercise of Option, acquire a good title to the Transferred Equity, free from and clear of any lien, pledge, claim and other real rights for security.

5.3	The WFOE hereby represents and warrants that:

5.3.1

The WFOE is a wholly foreign-owned limited liability company duly incorporated and validly subsisting under the PRC Law with an independent legal personality. The WFOE has the complete and independent legal status and legal capacity to sign, deliver and perform this Agreement and may act as the subject of litigation independently.

5.3.2

The WFOE has the full internal corporate power and authority to sign and deliver this Agreement and all other documents relating to the transactions specified herein and to be signed by it. It has the full power and authority to complete the transactions specified herein.

5.3.3	This Agreement is legally and duly singed and delivered by the WFOE. This Agreement shall constitute the legal and binding obligation against it.

Article 6 Undertakings by the Existing Shareholders

The Existing Shareholders hereby severally undertake that:

6.1

within the validity period of this Agreement, they shall take all commercially reasonable efforts to enable the Domestic-funded Company to obtain all Business Permits required to operate their business in a timely manner and to keep all Business Permits in force at all times.

6.2	Within the validity period of this Agreement, without the WFOE’s prior written consent:

6.2.1	any Existing Shareholders shall not transfer or otherwise dispose of any Option Equity or create any collateral or other third party rights on any Option Equity;

6.2.2	he shall not increase or decrease the registered capital of the Domestic-funded Company or change in any way the existing equity structure of the Domestic-funded Company set out in Annex I;

6.2.3	he shall not dispose of or cause the management of the Domestic-funded Company to dispose of any Assets of the Domestic-funded Company (excluding those incurred during normal operation);

6.2.4

he shall not terminate or cause the management of the Domestic-funded Company to terminate any Material Agreement entered into by the Domestic-funded Company, or enter into any other agreement in conflict with the existing Material Agreements (excluding those incurred during normal operation);

6.2.5	he shall not cause or allow the Domestic-funded Company to declare the distribution of or in practice release any distributable profit, bonus or dividend;

6.2.6	he shall ensure that the Domestic-funded Company validly exists and is not terminated, liquidated or dissolved;

6.2.7	he shall not cause or allow the Domestic-funded Company to make substantive amendments to its articles of association;

6.2.8	he shall ensure that the Company will not lend or borrow any money, or provide any guaranty or engage in security activities in any other form (excluding those incurred during normal operation); and

6.2.9

he shall ensure that the Domestic-funded Company will not merge with any third party, purchase assets and equities of any third party or otherwise invest in any third party (excluding those incurred during normal operation).

The Parties agree that if the equity jointly held by the Existing Shareholders in the Domestic-funded Company is lower than 50% (excluding 50%) for the WFOE and/or any other entity or individual designated by it purchase(s) all or part of the equity held by the Existing Shareholders in the Domestic-funded Company, the Existing Shareholders shall be no longer governed by any undertaking herein beyond their reasonable control.

6.3

Within the validity period of this Agreement, he shall use his best endeavour to develop the business of the Domestic-funded Company and ensure that the Domestic-funded Company’s operations are legal and in compliance with the regulations, and he will not engage in any act or omission which may damage the Assets of the Domestic-funded Company and its goodwill or affect the validity of the Business Permits of the Domestic-funded Company.

Article 7 Undertakings of the Domestic-funded Company

7.1

If any consent, permit, waiver or authorization by any third person, or any approval, permit or exemption by any government authority, or any registration or filing formalities (if required by laws) with any government authority needs to be obtained or handled with respect to the signing and performance of this Agreement and the grant of the Equity Transfer Option hereunder, the Domestic-funded Company will endeavour to assist in satisfying the above conditions.

7.2

Without the prior written consent of the WFOE, the Domestic-funded Company shall not assist or permit the Existing Shareholders to transfer or otherwise dispose of any Option Equity or create any collateral or other third party rights on any Option Equity.

7.3	The Domestic-funded Company shall not have or permit any behaviour or action that may adversely affect the interests of the WFOE under this Agreement.

Article 8 Duration of the Agreement

This Agreement shall take effect after being duly signed by the Parties, and terminate after all the Option Equity are lawfully transferred to the WFOE and/or any other entity or individual designated by it pursuant to the provisions of this Agreement.

Article 9 Notices

9.1	Any notice, request, demand and other correspondences required by this Agreement or made in accordance with this Agreement shall be delivered in writing to the relevant Party.

9.2

If any of such notices or other correspondences is transmitted by facsimile or telex, it shall be deemed as served immediately upon transmission; if delivered in person, it shall be deemed as served at the time of delivery; if posted by mail, it shall be deemed as served five (5) days after posting.

Article 10 Defaulting Liability

10.1

The Parties agree and confirm that, if any of the Parties (hereinafter referred to as the “Defaulting Party”) substantially violates any agreement herein or substantially fails to perform any of the obligations hereunder, such violation or failure shall constitute a default under this Agreement (hereinafter referred to as “Default”). The non-defaulting Party (hereinafter referred to as the “Observant Party”) shall have the right to request the Defaulting Party to rectify such Default or take remedial actions within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial actions within the reasonable period or within ten (10) days after the Observant Party notifies the Defaulting Party in writing requesting the Default to be rectified, and if any Existing Shareholder or the Domestic-funded Company is the Defaulting Party, then the Observant Party is entitled to decide at its own discretion: (1) to terminate this Agreement, and require the Defaulting Party to give full compensation for damages or (2) to require the Defaulting Party to continue to perform its obligations hereunder and give full compensation for damages; if WFOE is the Defaulting Party, the Observant Party has the right to require it to continue to perform its obligations hereunder and give full compensation for damages.

10.2	The Parties agree and confirm that the Existing Shareholders and the Domestic-funded Company shall not, under any circumstance, require the termination of this Agreement for any reason.

10.3	The rights and remedies specified in this Agreement are cumulative, and do not exclude other rights or remedies stipulated by laws.

10.4	Notwithstanding any other provisions herein, the effect of this article shall not be affected by suspension or termination of this Agreement.

Article 11 Miscellaneous

11.1	This Agreement shall be rendered in Chinese in five (5) originals with equal legal force, with one (1) original to be retained by each Party hereto.

11.2	The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC laws.

11.3

Any dispute arising out of and in connection with this Agreement shall be resolved through negotiations among the disputing parties. In case the disputing parties fail to reach an agreement within thirty (30) days after the dispute arises, such dispute shall be referred to the Guangzhou Arbitration Commission for arbitration. The arbitration award shall be final and binding on the disputing parties.

11.4

None of the rights, powers and remedies granted to any Party by any provision herein shall preclude any other rights, powers or remedies available to such Party at law and under the other provisions of this Agreement. In addition, a Party’s exercise of any of its rights, powers and remedies shall not exclude such Party from exercising any of its other rights, powers and remedies.

11.5

No failure or delay by a Party in exercising any rights, powers and remedies available to it hereunder or at law (hereinafter referred to as “Such Rights”) shall result in a waiver thereof, nor shall the waiver of any single or part of Such Rights shall exclude such Party from exercising Such Rights in any other way and exercising other Such Rights.

11.6	The headings of the provisions herein are for reference only, and in no event shall such headings be used for or affect the interpretation of the provisions hereof.

11.7

Each provision contained herein shall be severable and independent from each of the other provisions. If any one or more provisions herein become(s) invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions herein shall not be affected as a result thereof.

11.8

This Agreement, once signed, shall supersede any other legal documents previously signed by and among the Parties with respect to the subject hereof, including but not limited to the Original Equity Transfer Option Agreements. Any amendment or supplement hereto shall be made in writing and shall become effective only upon due signing by the Parties hereto.

11.9

Without the prior written consent of the WFOE, none of the Existing Shareholders or the Domestic-funded Company shall transfer any of its rights and/or obligations hereunder to any third party. WFOE has the right to transfer any of its rights and/or obligations hereunder to any third party designated by it after giving notice to the Existing Shareholders and the Domestic-funded Company.

11.10	This Agreement shall be binding on the legal successors of the Parties.

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[This page, containing no text, is the signature page]

Beijing Hongyi Yichuang Information Technology Co., Ltd.		Guangzhou Lizhi Network Technology Co., Ltd.
(Seal) /s/ Seal of Beijing Hongyi Yichuang Information Technology Co., Ltd.		(Seal) /s/ Seal of Guangzhou Lizhi Network Technology Co., Ltd.

Signature:	/s/ Ding Ning
Name:	Ding Ning	Signature:	/s/ Ding Ning
Position:	Legal representative	Name:	Ding Ning
		Position:	Legal representative

Lai Jinnan
Ding Ning

Signature:	/s/ Lai Jinnan
		Signature:	/s/ Ding Ning

Zhuhai Dayin Ruoxi Enterprise Management Center (LLP) (Corporate seal) /s/ Seal of Zhuhai Dayin Ruoxi Enterprise Management Center (LLP)

Signature:	/s/ Lai Jinnan
Name:	Lai Jinnan
Position:	Executive partner

[Signature page of The Fourth Amended and Restated Agreement of Exclusive Equity Transfer Option Agreement]

Annex I:

General Information about the Domestic-funded Company

Annex II:

Form of Exercise Notice

Annex III:

Form of Power of Attorney